UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     12/12/03

Smithtown Bancorp

(Exact name of registrant as specified in its charter)

New York	2-91511	11-2695037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 East Main Street, Smithtown, New York 11787

(Address of principal executive offices)

Registrant’s telephone number, including area code     631-360-9300

SMITHTOWN BANCORP

FORM 8-K

SMITHTOWN BANCORP

INDEX

Item 1.	Changes in Control of Registrant – Not Applicable.
Item 2.	Acquisition or Disposition of Assets – Not Applicable.
Item 3.	Bankruptcy or Receivership – Not Applicable.
Item 4.	Changes in Registrant’s Certifying Accountant – Not Applicable.
Item 5.	Other Events and Regulation FD Disclosure – Not Applicable.
Item 6.	Resignations of Registrant’s Directors – Not Applicable.
Item 7.	Financial Statements and Exhibits – Not Applicable.
Item 8.	Change in Fiscal Year – Not Applicable.
Item 9.	Regulation FD Disclosure – Not Applicable.
Item 10.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics – Not Applicable.
Item 11.	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plan – Not Applicable.
Item 12.	Result of Operations and Financial Condition.
Exhibit 1. Smithtown Bancorp Press Release dated December 10, 2003.

One East Main Street

Post Office Box 456

Smithtown, New York 11787-2823

direct dial:    631-360-9304

direct fax:    631-360-9380

PRESS RELEASE

Release Date:	December 10, 2003

Contact:	Ms. Judith Barber Corporate Secretary

SMITHTOWN BANCORP DECLARES CASH DIVIDEND

DATELINE, December 10, 2003—At its most recent meeting, the Board of Directors of Smithtown Bancorp approved the declaration of a cash dividend of $.09 per share payable to all common shareholders of record as of the close of business on December 22, 2003. The dividend will be paid on January 1, 2004.

Smithtown Bancorp is the parent company of Bank of Smithtown. Over the last four quarters, the company has had earnings per share of $2.89, adjusted for the company’s most recent two-for-one stock split this past April. The company’s return on average equity over the last twelve months was 24.74%. The return on average assets over the last twelve months was 1.84%.

Smithtown Bancorp stock has traded recently at prices in the range of $43.25 to $43.50 per share. The market value of the shares has risen by more than 60% so far this year. The shares are traded on the OTC Bulletin Board which is an electronic market owned and operated by NASDAQ. The shares are traded under the symbol “SMTB”.

*         *         *

This release may include forward-looking statements within the meaning of and pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements can include remarks about Smithtown Bancorp, the banking industry, and the economy in general. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief. These remarks are subject to a variety of uncertainties that could cause future results to vary materially from historical performance or from current expectations. The company undertakes no obligation to publish revised events or circumstances after the date of this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SMITHTOWN BANCORP

December 12, 2003 /s/ Bradley E. Rock

Bradley E. Rock, Chairman, President and Chief Executive Officer

December 12, 2003

/s/ Anita M. Florek

Anita M. Florek, Executive Vice President, Treasurer and Chief Financial Officer